Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
January 18, 2019

SunTrust Reports Fourth Quarter and Full Year 2018 Results
7th Consecutive Year of Performance Improvement
Continued Efficiency Improvements, Higher Capital Return,
and Favorable Operating Environment Drive Strong Year-over-Year EPS Growth

ATLANTA -- For the fourth quarter of 2018, SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $632 million, or $1.40 per average common diluted share, which includes a $(0.10) per share discrete charge associated with the settlement of a legacy pension plan.

For the full year, diluted earnings per share was $5.74, up 28% relative to 2017 diluted earnings per share and up 40% relative to 2017 adjusted earnings per share. 2017 diluted earnings per share was $4.47 and included $0.39 net discrete benefits from Form 8-K items announced on December 4, 2017 and other items related to tax reform.

“Our performance this quarter provided a good conclusion to a strong year for SunTrust. In 2018, we continued to deliver on the commitments we have made to our owners: we achieved our sub-60% adjusted tangible efficiency ratio target one year ahead of schedule, and we delivered our seventh consecutive year of improved earnings per share, efficiency, and capital returns,” said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “Going into 2019, our diverse business mix, ongoing investments in growth and technology, and consistent underwriting discipline, give me confidence in our ability to continue to deliver long-term value for our owners.”

Fourth Quarter 2018 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 21% marginal federal tax rate for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this news release and detailed reconciliations and additional information in Appendix A on pages 22 and 23.)

Income Statement

•	Net income available to common shareholders was $632 million, or $1.40 per average common diluted share, compared to $1.56 for the prior quarter and $1.48 for the fourth quarter of 2017.

◦	The fourth quarter of 2018 included $(0.10) per average common share related to a discrete charge associated with the settlement of a legacy pension plan.

◦	The prior quarter and prior year quarter included $0.14 per share and $0.39 per share of discrete benefits, respectively.

•
Total revenue was up 3% sequentially and 4% year-over-year. The sequential increase was driven by both higher net interest income and noninterest income, while the year-over-year increase was driven by higher net interest income.

•
Net interest margin was 3.27% in the current quarter, stable sequentially and up 10 basis points compared to the prior year. Compared to the prior quarter, the benefit of higher benchmark interest rates was generally offset by increased wholesale funding, given strong loan growth. The year-over-year increase was driven primarily by higher benchmark interest rates in addition to positive mix shift in the loans held for investment (“LHFI”) portfolio, offset partially by higher funding costs.

•
Provision for credit losses increased $26 million sequentially and $8 million year-over-year, driven by loan growth, partially offset by a lower allowance for loan and lease losses (“ALLL”) to period-end LHFI ratio.

•
Noninterest expense increased $98 million sequentially and decreased $38 million year-over-year. The sequential increase was driven primarily by a $60 million pre-tax pension plan settlement charge recognized in the fourth quarter of 2018. The year-over-year decrease includes the impacts of the December 4, 2017 Form 8-K and tax reform-related items recognized during the fourth quarter of 2017. Excluding these discrete items, noninterest expense increased $38 million sequentially and $13 million year-over-year.

•
The efficiency and tangible efficiency ratios for the current quarter were 62.1% and 61.1%, respectively, which were unfavorably impacted by the legacy pension plan settlement charge. Excluding this item, the adjusted tangible efficiency ratio was 58.6% for the current quarter, compared to 58.9% for the prior quarter and 59.9% for the prior year quarter.

Balance Sheet

•	Average performing LHFI was up 3% compared to the prior quarter and up 4% year-over-year, driven by growth across most loan categories.

•
Average consumer and commercial deposits increased 1% compared to both the prior quarter and the prior year, driven primarily by growth in NOW accounts and time deposits, offset partially by declines in money market accounts and demand deposits.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 (“CET1”) ratio was estimated to be 9.2% as of December 31, 2018, lower than the prior quarter due to loan growth and increased share repurchases.

•
During the quarter, the Company repurchased $750 million of its outstanding common stock. The Company has $750 million remaining authorization per its 2018 Capital Plan. The Company also issued $1.4 billion of long-term debt in the fourth quarter of 2018.

•
Book value per common share was $49.57 and tangible book value per common share was $35.73, both up from September 30, 2018, driven primarily by growth in retained earnings and a decrease in accumulated other comprehensive loss.

Asset Quality

•
Nonperforming loans (“NPLs”) decreased $169 million from the prior quarter and represented 0.35% of period-end LHFI at December 31, 2018. The decrease was driven primarily by payoffs and the resolution of certain commercial loans.

•	Net charge-offs for the current quarter were $97 million, or 0.26% of total average LHFI on an annualized basis, compared to 0.24% during the prior quarter and 0.29% during the fourth quarter of 2017.

•	At December 31, 2018, ALLL to period-end LHFI ratio was 1.06%, down 4 basis points compared to the prior quarter, driven by continued improvements in asset quality.

•	Provision for credit losses increased $26 million sequentially and $8 million year-over-year, driven primarily by loan growth, partially offset by a lower ALLL to period-end LHFI ratio.

Income Statement (Dollars in millions, except per share data)	4Q 2018	3Q 2018	2Q 2018	1Q 2018	4Q 2017
Net interest income	$1,547	$1,512	$1,488	$1,441	$1,434
Net interest income-FTE [1]	1,570	1,534	1,510	1,461	1,472
Net interest margin	3.22%	3.22%	3.23%	3.20%	3.09%
Net interest margin-FTE [1]	3.27	3.27	3.28	3.24	3.17
Noninterest income	$818	$782	$829	$796	$833
Total revenue	2,365	2,294	2,317	2,237	2,267
Total revenue-FTE [1]	2,388	2,316	2,339	2,257	2,305
Noninterest expense	1,482	1,384	1,390	1,417	1,520
Provision for credit losses	87	61	32	28	79
Net income available to common shareholders	632	726	697	612	710
Earnings per average common diluted share	1.40	1.56	1.49	1.29	1.48

Balance Sheet (Dollars in billions)
Average LHFI	$149.7	$146.0	$144.2	$142.9	$144.0
Average consumer and commercial deposits	161.6	159.3	159.0	159.2	160.7

Capital
Basel III capital ratios at period end [2] :
Tier 1 capital	10.30%	10.72%	10.86%	11.00%	11.15%
Common Equity Tier 1 ("CET1")	9.21	9.60	9.72	9.84	9.74
Total average shareholders’ equity to total average assets	11.21	11.71	11.78	12.05	12.09

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.26%	0.24%	0.20%	0.22%	0.29%
ALLL to period-end LHFI [3]	1.06	1.10	1.14	1.19	1.21
NPLs to period-end LHFI	0.35	0.47	0.52	0.50	0.47
1 See Appendix A on pages 22 and 23 for non-U.S. GAAP reconciliations and additional information.
2 Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at December 31, 2018 are estimated as of the date of this document.
3 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.4 billion for the current quarter, an increase of $72 million, or 3%, compared to the prior quarter, driven by higher net interest income and noninterest income. The sequential increase in net interest income was driven by growth in average earning assets. Noninterest income increased $36 million sequentially due largely to higher commercial real estate-related income, offset partially by lower capital markets-related income. Compared to the fourth quarter of 2017, total revenue increased $83 million, or 4%, driven by a $98 million increase in net interest income as a result of net interest margin expansion and growth in average earning assets, partially offset by lower mortgage-related income.
Net Interest Income
Net interest income was $1.6 billion for the fourth quarter of 2018, an increase of $36 million compared to the prior quarter due primarily to $4.4 billion growth in average earning assets. The $98 million increase relative to the prior year was driven by a 10 basis point expansion in the net interest margin and a $6.4 billion increase in average earning assets.
Net interest margin for the current quarter was 3.27%, stable compared to the prior quarter and 10 basis points higher than the prior year. The year-over-year increase was driven primarily by higher earning asset yields, offset partially by higher funding costs.
For the year ended December 31, 2018, net interest income was $6.1 billion, a $297 million, or 5%, increase compared to the year ended December 31, 2017. The net interest margin for the full year of 2018 was 3.26%, a 12 basis point increase compared to the same period in 2017. The increases in both net interest income and net interest margin were driven by the same factors that impacted the prior year comparison above.
Noninterest Income
Noninterest income was $818 million for the current quarter, compared to $782 million for the prior quarter and $833 million for the fourth quarter of 2017. The $36 million sequential increase was due largely to higher commercial real estate-related income, offset partially by lower capital markets-related income. Compared to the prior year, noninterest income decreased $15 million driven primarily by lower mortgage production-related income.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) increased $13 million sequentially due primarily to a $7 million one-time charge related to changes in our process for recognizing card rewards expenses in the third quarter of 2018 (recorded as contra-revenue). The $8 million year-over-year decrease was due primarily to the impact of adopting the revenue recognition accounting standard during the first quarter of 2018, which resulted in the netting of certain expense items against card fees, other charges and fees, and service charges on deposit accounts.
Investment banking income was $146 million for the current quarter, compared to $150 million in the prior quarter and $122 million for the fourth quarter of 2017. The $4 million sequential decrease was due to lower transaction activity as a result of adverse market conditions during the fourth quarter of 2018. The year-over-year increase was due primarily to higher transaction activity in M&A and loan syndications, offset partially by lower transaction activity in high yield bond originations and equity offerings.
Trading income was $24 million for the current quarter, compared to $42 million in the prior quarter and $41 million in the prior year. The $18 million sequential and $17 million year-over-year decreases were due primarily to mark-to-market valuation losses resulting from adverse market conditions and higher counterparty credit valuation reserves in the fourth quarter of 2018.

Mortgage servicing-related income was $49 million for the current quarter compared to $43 million in both the prior quarter and fourth quarter of 2017. The sequential and year-over-year increases were due primarily to higher servicing fees, offset partially by lower net hedge performance. At December 31, 2018, the servicing portfolio totaled $171.4 billion, relatively stable compared to the prior quarter and a 4% increase compared to the prior year due to MSRs purchased in the first and third quarters of 2018.
Mortgage production-related income for the current quarter was $36 million, compared to $40 million for the prior quarter and $61 million for the fourth quarter of 2017. The $4 million sequential and $25 million year-over-year decreases were due to lower production volume, offset partially by a repurchase reserve release during the fourth quarter of 2018. The year-over-year decline was also impacted by lower gain-on-sale margins. Mortgage application volume decreased 28% sequentially and 23% compared to the fourth quarter of 2017. Closed loan volume decreased 20% sequentially and 22% year-over-year.
Trust and investment management income was $74 million for the current quarter, compared to $80 million for both the prior quarter and prior year. The $6 million sequential decrease was due primarily to seasonally higher trust fees recognized during the prior quarter. The $6 million year-over-year decrease was due to trust termination fees received during the fourth quarter of 2017.
Retail investment services income was $74 million for the current quarter, stable relative to the prior quarter and $4 million higher than the fourth quarter of 2017. The $4 million year-over-year increase was due primarily to higher assets under management.
Commercial real estate-related income was $68 million for the current quarter, compared to $24 million for the prior quarter and $62 million for the prior year. The increase compared to the prior quarter and prior year was driven primarily by increased client-driven structured real estate transactions. The sequential increase is also impacted by seasonality in SunTrust Community Capital (tax credit-related income) and the Company's agency lending business.
Net securities gains/(losses) totaled $0 for both the current quarter and prior quarter. In the fourth quarter of 2017, the Company recognized ($109) million of securities losses as a result of a securities AFS portfolio restructuring in response to tax reform.
Other noninterest income was $26 million for the current quarter, compared to $21 million in the prior quarter and $134 million in the fourth quarter of 2017. The $5 million sequential increase was due primarily to mark-to-market gains from credit default swap hedges, offset partially by mark-to-market losses on certain FinTech investments. The $108 million year-over-year decrease was due primarily to the $107 million pre-tax gain from the sale of Premium Assignment Corporation ("PAC") during the fourth quarter of 2017.
For the year ended December 31, 2018, noninterest income was $3.2 billion, compared to $3.4 billion for the year ended December 31, 2017. The $128 million decrease was driven by declines across most categories as a result of market conditions (which negatively impacted capital markets and mortgage-related income) as well as the impact of the adoption of revenue recognition accounting standards during the first quarter of 2018, offset partially by higher commercial real estate and wealth management-related income. For the year ended December 31, 2018, the adoption of the revenue recognition accounting standards resulted in a net reduction of $26 million to noninterest income and noninterest expense (prior periods were not restated).
Noninterest Expense
Noninterest expense was $1.5 billion in the current quarter, up $98 million sequentially and down $38 million compared to the fourth quarter of 2017. The sequential increase was driven by the $60 million pre-tax legacy pension plan settlement charge recognized in the fourth quarter of 2018 as well as higher operating losses, net occupancy expense, and other noninterest expense, offset partially by lower regulatory assessment costs. The year-over-year decrease was due primarily to the $111 million of net expenses recognized in the fourth quarter of 2017 related to the December 4, 2017 Form 8-K and tax reform-related items. Excluding these discrete items, noninterest expense increased $38 million sequentially and $13 million year-over-year.

Employee compensation and benefits expense was $857 million in the current quarter, compared to $795 million in the prior quarter and $803 million in the fourth quarter of 2017. The $62 million sequential and $54 million year-over-year increases were due primarily to the $60 million of legacy pension plan settlement charge recognized during the fourth quarter of 2018.
Outside processing and software expense was $242 million in the current quarter, compared to $234 million in the prior quarter and $214 million in the fourth quarter of 2017. The $8 million sequential and $28 million year-over-year increases were driven primarily by higher software-related costs resulting from the amortization of new and upgraded technology assets.
Net occupancy expense was $102 million in the current quarter, compared to $86 million in the prior quarter and $97 million in the prior year. The $16 million sequential increase was driven primarily by lease termination gains recognized during the prior quarter.
Marketing and customer development expense was $49 million in the current quarter, compared to $45 million in the prior quarter and $104 million in the fourth quarter of 2017. The $4 million sequential increase was driven by normal seasonal trends. The $55 million year-over-year decrease was driven primarily by the $50 million tax reform-related charitable contribution to support financial well-being initiatives during the fourth quarter of 2017.
Regulatory assessments expense was $7 million in the current quarter, compared to $39 million in the prior quarter and $43 million in the prior year. The sequential and year-over-year decrease was driven by the cessation of the FDIC Deposit Insurance Fund surcharge in the fourth quarter of 2018, in addition to a separate $9 million regulatory assessment credit in the fourth quarter of 2018.
Operating losses were $39 million in the current quarter, compared to $18 million in the prior quarter and $23 million in the fourth quarter of 2017. The sequential and year-over-year increases were due primarily to higher legal and fraud-related costs.
Other noninterest expense was $122 million in the current quarter, compared to $108 million in the prior quarter and $170 million in the fourth quarter of 2017. The $14 million sequential increase was driven primarily by costs associated with a vendor contract termination as well as higher consulting costs. The $48 million year-over-year decrease was driven primarily by certain efficiency actions taken during the fourth quarter of 2017, including severance costs in conjunction with the voluntary early retirement program, branch and corporate real estate closure costs, and software write-downs.
Noninterest expense for the year ended December 31, 2018 decreased $91 million compared to the year ended December 31, 2017. The 2% decrease was driven primarily by the $111 million of discrete charges in the fourth quarter of 2017, in addition to ongoing efficiency initiatives, offset partially by higher outside processing and software costs and the $60 million pre-tax legacy pension plan settlement charge recognized in the fourth quarter of 2018.
Income Taxes
For the fourth quarter of 2018, the Company recorded a provision for income taxes of $136 million compared to $95 million for the prior quarter and a benefit of $74 million for the fourth quarter of 2017. The effective tax rate for the current quarter was 17%, compared to 11% in the prior quarter and (11)% in the fourth quarter of 2017. The fourth quarter of 2018 included $10 million of discrete tax benefits. The prior quarter included $67 million of discrete tax benefits related to the finalization of the impact of tax reform and the completion of the merger of SunTrust Mortgage into SunTrust Bank. The prior year included a net $264 million tax benefit for the estimated impact of the re-measurement of the Company's estimated net deferred tax liabilities at December 31, 2017, due to tax reform, partially offset by certain discrete tax charges. The year-over-year change in the effective tax rate was also impacted by the reduction in the U.S. federal corporate income tax rate from 35% to 21%.

Balance Sheet
At December 31, 2018, the Company had total assets of $215.5 billion and total shareholders’ equity of $24.3 billion, representing 11% of total assets. Book value per common share was $49.57 and tangible book value per common share was $35.73, up 3% and 4%, respectively, compared to September 30, 2018, driven primarily by growth in retained earnings and a decrease in accumulated other comprehensive loss.
Loans and Deposits
Average performing LHFI totaled $149.1 billion for the current quarter, up 3% compared to the prior quarter and up 4% compared to the prior year driven by broad-based growth across most loan categories.
Average consumer and commercial deposits totaled $161.6 billion for the current quarter, up 1% compared to both the prior quarter and fourth quarter of 2017. The sequential and year-over-year increase was driven by growth in NOW accounts and time deposits, offset partially by declines in money market accounts and demand deposits.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.2% at December 31, 2018. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.2% and 7.6%, respectively, at December 31, 2018. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.50 per common share and repurchased $750 million of its outstanding common stock in the fourth quarter of 2018. The Company has $750 million remaining authorization per its 2018 Capital Plan. Additionally, SunTrust Bank issued $600 million of 3-year fixed-to-floating rate senior notes, $500 million of 7-year fixed rate senior notes, and $300 million of 3-year floating rate senior notes in the fourth quarter of 2018.
Asset Quality
Overall asset quality performance continues to be strong. Nonperforming assets ("NPAs") totaled $589 million at December 31, 2018, down $165 million from the prior quarter and $152 million year-over-year. The ratio of NPLs to period-end LHFI was 0.35%, 0.47%, and 0.47% at December 31, 2018, September 30, 2018, and December 31, 2017, respectively. The decrease was driven primarily by payoffs and the resolution of certain nonaccruing commercial loans. In addition, residential mortgage nonperforming loans declined due to loans transitioning from non-accruing (as a result of forbearance relief provided after hurricanes) back to accruing status.
Net charge-offs totaled $97 million during the current quarter, an increase of $9 million compared to the prior quarter and a decrease of $10 million compared to the fourth quarter of 2017. The ratio of annualized net charge-offs to total average LHFI was 0.26% during the current quarter, compared to 0.24% during the prior quarter and 0.29% during the prior year.
The provision for credit losses was $87 million in the current quarter, a sequential increase of $26 million and a year-over-year increase of $8 million. These increases were driven primarily by loan growth, partially offset by a lower ALLL to period-end LHFI ratio. At December 31, 2018, the ALLL was $1.6 billion, which represented 1.06% of period-end loans, a 4 basis point decline relative to September 30, 2018, driven by continued improvements in asset quality.
Early stage delinquencies decreased 1 basis point from the prior quarter and 7 basis points from December 31, 2017 to 0.73% at December 31, 2018. Excluding government-guaranteed loans, early stage delinquencies were 0.27%, up 3 basis points compared to the prior quarter, given typical seasonal trends, and down 5 basis points compared to the fourth quarter of 2017.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of December 31, 2018, SunTrust had total assets of $216 billion and total deposits of $163 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. Revenue and income amounts labeled "FTE" in the business segment tables are reported on a fully taxable-equivalent basis. For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses ("ALLL") and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Total Corporate Other results presented in this document also include Reconciling Items, which are comprised of differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-K.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables included in this release and the earnings presentation which SunTrust has also published today and SunTrust’s forthcoming Form 10-K. Detailed financial tables and the earnings presentation are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on January 18, 2019, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:30 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call will be available approximately one hour after the call ends on January 18, 2019, and will remain available until February 18, 2019, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 461298). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of January 18, 2019, individuals may access an archived version of the webcast in the “Events & Presentations” section of the SunTrust investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This news release includes non-GAAP financial measures to describe SunTrust’s performance. Additional information and reconciliations of those measures to GAAP measures are provided in the appendix to this news release beginning at page 22.
In this news release, consistent with SEC Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable, to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, the ratio of Tangible common equity to tangible assets, Tangible book value per share, and the Return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), they allow investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess capital adequacy and profitability of the Company.

•
Similarly, the Company presents Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE. Tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. Adjusted tangible efficiency ratio-FTE removes the pre-tax impact of the legacy pension plan settlement charge recognized in the fourth quarter of 2018 as well as Form 8-K items announced on December 4, 2017 and the impacts of tax reform-related items recognized in the fourth quarter of 2017 from the calculation of Tangible efficiency ratio-FTE. See slide 21 in the earnings presentation (Exhibit 99.2) as well as Appendix A in this news release for more details on these items. The Company believes this measure (adjusted tangible efficiency ratio-FTE) is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding our ability to continue to deliver long-term value to our owners are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in their discretion. Also, future share repurchases and the timing of any such repurchases are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended December 31		% [3]	Year Ended December 31%
	2018	2017	Change	2018	2017	Change
EARNINGS & DIVIDENDS
Net income	$658	$740	(11)%	$2,775	$2,273	22%
Net income available to common shareholders	632	710	(11)	2,668	2,179	22
Total revenue	2,365	2,267	4	9,213	8,987	3
Total revenue-FTE [1]	2,388	2,305	4	9,301	9,132	2
Net income per average common share:
Diluted	$1.40	$1.48	(5)%	$5.74	$4.47	28%
Basic	1.41	1.50	(6)	5.79	4.53	28
Dividends declared per common share	0.50	0.40	25	1.80	1.32	36
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$212,934	$205,219	4%	$207,277	$204,931	1%
Earning assets	190,742	184,306	3	186,154	184,212	1
Loans held for investment ("LHFI")	149,708	144,039	4	145,714	144,216	1
Intangible assets including residential mortgage servicing rights ("MSRs")	8,491	8,077	5	8,372	8,034	4
Residential MSRs	2,083	1,662	25	1,963	1,615	22
Consumer and commercial deposits	161,573	160,745	1	159,768	159,549	—
Total shareholders’ equity	23,873	24,806	(4)	24,210	24,301	—
Preferred stock	2,025	2,236	(9)	2,115	1,792	18
Period End Balances:
Total assets				$215,543	$205,962	5%
Earning assets				192,497	182,710	5
LHFI				151,839	143,181	6
Allowance for loan and lease losses ("ALLL")				1,615	1,735	(7)
Consumer and commercial deposits				161,544	159,795	1
Total shareholders’ equity				24,280	25,154	(3)
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.23%	1.43%	(14)%	1.34%	1.11%	21%
Return on average common shareholders’ equity	11.54	12.54	(8)	12.13	9.72	25
Return on average tangible common shareholders' equity [1]	16.13	17.24	(6)	16.89	13.39	26
Net interest margin	3.22	3.09	4	3.22	3.06	5
Net interest margin-FTE [1]	3.27	3.17	3	3.26	3.14	4
Efficiency ratio	62.66	67.03	(7)	61.58	64.14	(4)
Efficiency ratio-FTE [1]	62.06	65.94	(6)	60.99	63.12	(3)
Tangible efficiency ratio-FTE [1]	61.13	64.84	(6)	60.21	62.30	(3)
Adjusted tangible efficiency ratio-FTE [1]	58.63	59.85	(2)	59.56	61.04	(2)
Effective tax rate	17	(11)	NM	16	19	(16)
Basel III capital ratios at period end [2]:
Common Equity Tier 1 ("CET1")				9.21%	9.74%	(5)%
Tier 1 capital				10.30	11.15	(8)
Total capital				12.02	13.09	(8)
Leverage				9.26	9.80	(6)
Total average shareholders’ equity to total average assets	11.21%	12.09%	(7)%	11.68	11.86	(2)
Tangible equity to tangible assets [1]				8.65	9.50	(9)
Tangible common equity to tangible assets [1]				7.63	8.21	(7)
Book value per common share				$49.57	$47.94	3
Tangible book value per common share [1]				35.73	34.82	3
Market capitalization				22,541	30,417	(26)
Average common shares outstanding:
Diluted	452,957	480,359	(6)	464,961	486,954	(5)
Basic	449,404	474,300	(5)	460,922	481,339	(4)
Full-time equivalent employees				22,899	23,785	(4)
Number of ATMs				2,082	2,116	(2)
Full service banking offices				1,218	1,268	(4)

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at December 31, 2018 are estimated as of the date of this release.

3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2018	2018	2018	2018	2017
EARNINGS & DIVIDENDS
Net income	$658	$752	$722	$643	$740
Net income available to common shareholders	632	726	697	612	710
Total revenue	2,365	2,294	2,317	2,237	2,267
Total revenue-FTE [1]	2,388	2,316	2,339	2,257	2,305
Net income per average common share:
Diluted	$1.40	$1.56	$1.49	$1.29	$1.48
Basic	1.41	1.58	1.50	1.31	1.50
Dividends declared per common share	0.50	0.50	0.40	0.40	0.40
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$212,934	$207,395	$204,548	$204,132	$205,219
Earning assets	190,742	186,344	184,566	182,874	184,306
LHFI	149,708	145,995	144,156	142,920	144,039
Intangible assets including residential MSRs	8,491	8,396	8,355	8,244	8,077
Residential MSRs	2,083	1,987	1,944	1,833	1,662
Consumer and commercial deposits	161,573	159,348	158,957	159,169	160,745
Total shareholders’ equity	23,873	24,275	24,095	24,605	24,806
Preferred stock	2,025	2,025	2,025	2,390	2,236
Period End Balances:
Total assets	$215,543	$211,276	$207,505	$204,885	$205,962
Earning assets	192,497	188,141	185,304	182,913	182,710
LHFI	151,839	147,215	144,935	142,618	143,181
ALLL	1,615	1,623	1,650	1,694	1,735
Consumer and commercial deposits	161,544	159,332	160,410	161,357	159,795
Total shareholders’ equity	24,280	24,139	24,316	24,269	25,154
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.23%	1.44%	1.42%	1.28%	1.43%
Return on average common shareholders’ equity	11.54	13.01	12.73	11.23	12.54
Return on average tangible common shareholders' equity [1]	16.13	18.06	17.74	15.60	17.24
Net interest margin	3.22	3.22	3.23	3.20	3.09
Net interest margin-FTE [1]	3.27	3.27	3.28	3.24	3.17
Efficiency ratio	62.66	60.34	59.98	63.35	67.03
Efficiency ratio-FTE [1]	62.06	59.76	59.41	62.77	65.94
Tangible efficiency ratio-FTE [1]	61.13	58.94	58.69	62.11	64.84
Adjusted tangible efficiency ratio-FTE [1]	58.63	58.94	58.69	62.11	59.85
Effective tax rate	17	11	19	19	(11)
Basel III capital ratios at period end [2]:
CET1	9.21%	9.60%	9.72%	9.84%	9.74%
Tier 1 capital	10.30	10.72	10.86	11.00	11.15
Total capital	12.02	12.47	12.67	12.90	13.09
Leverage	9.26	9.66	9.82	9.75	9.80
Total average shareholders’ equity to total average assets	11.21	11.71	11.78	12.05	12.09
Tangible equity to tangible assets [1]	8.65	8.76	9.01	9.11	9.50
Tangible common equity to tangible assets [1]	7.63	7.72	7.96	8.04	8.21
Book value per common share	$49.57	$48.00	$47.70	$47.14	$47.94
Tangible book value per common share [1]	35.73	34.51	34.40	33.97	34.82
Market capitalization	22,541	30,632	30,712	31,959	30,417
Average common shares outstanding:
Diluted	452,957	464,164	469,339	473,620	480,359
Basic	449,404	460,252	465,529	468,723	474,300
Full-time equivalent employees	22,899	22,839	23,199	23,208	23,785
Number of ATMs	2,082	2,053	2,062	2,075	2,116
Full service banking offices	1,218	1,217	1,222	1,236	1,268

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at December 31, 2018 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Increase/(Decrease)		Year Ended		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31				December 31
	2018	2017	Amount	% [4]	2018	2017	Amount	% [4]
Interest income	$1,944	$1,640	$304	19%	$7,205	$6,387	$818	13%
Interest expense	397	206	191	93	1,218	754	464	62
NET INTEREST INCOME	1,547	1,434	113	8	5,987	5,633	354	6
Provision for credit losses	87	79	8	10	208	409	(201)	(49)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,460	1,355	105	8	5,779	5,224	555	11
NONINTEREST INCOME
Service charges on deposit accounts	146	150	(4)	(3)	579	603	(24)	(4)
Other charges and fees [1]	92	91	1	1	356	361	(5)	(1)
Card fees	83	88	(5)	(6)	324	344	(20)	(6)
Investment banking income [1]	146	122	24	20	599	623	(24)	(4)
Trading income	24	41	(17)	(41)	161	189	(28)	(15)
Trust and investment management income	74	80	(6)	(8)	304	309	(5)	(2)
Retail investment services	74	70	4	6	292	278	14	5
Commercial real estate related income	68	62	6	10	134	123	11	9
Mortgage servicing related income [2]	49	43	6	14	188	191	(3)	(2)
Mortgage production related income [2]	36	61	(25)	(41)	154	231	(77)	(33)
Net securities gains/(losses)	—	(109)	109	100	1	(108)	109	NM
Other noninterest income	26	134	(108)	(81)	134	210	(76)	(36)
Total noninterest income	818	833	(15)	(2)	3,226	3,354	(128)	(4)
NONINTEREST EXPENSE
Employee compensation and benefits	857	803	54	7	3,308	3,257	51	2
Outside processing and software	242	214	28	13	909	826	83	10
Net occupancy expense	102	97	5	5	372	377	(5)	(1)
Marketing and customer development	49	104	(55)	(53)	175	232	(57)	(25)
Equipment expense	42	41	1	2	166	164	2	1
Regulatory assessments	7	43	(36)	(84)	126	187	(61)	(33)
Amortization	22	25	(3)	(12)	73	75	(2)	(3)
Operating losses	39	23	16	70	79	40	39	98
Other noninterest expense	122	170	(48)	(28)	465	606	(141)	(23)
Total noninterest expense	1,482	1,520	(38)	(3)	5,673	5,764	(91)	(2)
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	796	668	128	19	3,332	2,814	518	18
Provision/(benefit) for income taxes	136	(74)	210	NM	548	532	16	3
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	660	742	(82)	(11)	2,784	2,282	502	22
Less: Net income attributable to noncontrolling interest	2	2	—	—	9	9	—	—
NET INCOME	$658	$740	($82)	(11)%	$2,775	$2,273	$502	22%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$632	$710	($78)	(11)%	$2,668	$2,179	$489	22%
Net interest income-FTE [3]	1,570	1,472	98	7	6,075	5,778	297	5
Total revenue	2,365	2,267	98	4	9,213	8,987	226	3
Total revenue-FTE [3]	2,388	2,305	83	4	9,301	9,132	169	2
Net income per average common share:
Diluted	1.40	1.48	(0.08)	(5)	5.74	4.47	1.27	28
Basic	1.41	1.50	(0.09)	(6)	5.79	4.53	1.26	28
Dividends declared per common share	0.50	0.40	0.10	25	1.80	1.32	0.48	36
Average common shares outstanding:
Diluted	452,957	480,359	(27,402)	(6)	464,961	486,954	(21,993)	(5)
Basic	449,404	474,300	(24,896)	(5)	460,922	481,339	(20,417)	(4)

1 Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.
2 Beginning with the Company's forthcoming Annual Report on Form 10-K for the year ended December 31, 2018, the Company will begin presenting Mortgage production related income and Mortgage servicing related income as a single line item on the Consolidated Statements of Income titled Mortgage related income. Prior periods will conform with this updated presentation for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended				Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31	September 30	Increase/(Decrease)		June 30	March 31	December 31
	2018	2018	Amount	% [4]	2018	2018	2017
Interest income	$1,944	$1,834	$110	6%	$1,759	$1,668	$1,640
Interest expense	397	322	75	23	271	227	206
NET INTEREST INCOME	1,547	1,512	35	2	1,488	1,441	1,434
Provision for credit losses	87	61	26	43	32	28	79
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,460	1,451	9	1	1,456	1,413	1,355
NONINTEREST INCOME
Service charges on deposit accounts	146	144	2	1	144	146	150
Other charges and fees [1]	92	89	3	3	91	85	91
Card fees	83	75	8	11	85	81	88
Investment banking income [1]	146	150	(4)	(3)	169	133	122
Trading income	24	42	(18)	(43)	53	42	41
Trust and investment management income	74	80	(6)	(8)	75	75	80
Retail investment services	74	74	—	—	73	72	70
Commercial real estate related income	68	24	44	NM	18	23	62
Mortgage servicing related income [2]	49	43	6	14	40	54	43
Mortgage production related income [2]	36	40	(4)	(10)	43	36	61
Net securities gains/(losses)	—	—	—	—	—	1	(109)
Other noninterest income	26	21	5	24	38	48	134
Total noninterest income	818	782	36	5	829	796	833
NONINTEREST EXPENSE
Employee compensation and benefits	857	795	62	8	802	853	803
Outside processing and software	242	234	8	3	227	206	214
Net occupancy expense	102	86	16	19	90	94	97
Marketing and customer development	49	45	4	9	40	41	104
Equipment expense	42	40	2	5	44	40	41
Regulatory assessments	7	39	(32)	(82)	39	41	43
Amortization	22	19	3	16	17	15	25
Operating losses	39	18	21	NM	17	6	23
Other noninterest expense	122	108	14	13	114	121	170
Total noninterest expense	1,482	1,384	98	7	1,390	1,417	1,520
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	796	849	(53)	(6)	895	792	668
Provision/(benefit) for income taxes	136	95	41	43	171	147	(74)
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	660	754	(94)	(12)	724	645	742
Less: Net income attributable to noncontrolling interest	2	2	—	—	2	2	2
NET INCOME	$658	$752	($94)	(13)%	$722	$643	$740
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$632	$726	($94)	(13)%	$697	$612	$710
Net interest income-FTE [3]	1,570	1,534	36	2	1,510	1,461	1,472
Total revenue	2,365	2,294	71	3	2,317	2,237	2,267
Total revenue-FTE [3]	2,388	2,316	72	3	2,339	2,257	2,305
Net income per average common share:
Diluted	1.40	1.56	(0.16)	(10)	1.49	1.29	1.48
Basic	1.41	1.58	(0.17)	(11)	1.50	1.31	1.50
Dividends declared per common share	0.50	0.50	—	—	0.40	0.40	0.40
Average common shares outstanding:
Diluted	452,957	464,164	(11,207)	(2)	469,339	473,620	480,359
Basic	449,404	460,252	(10,848)	(2)	465,529	468,723	474,300

1 Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.
2 Beginning with the Company's forthcoming Annual Report on Form 10-K for the year ended December 31, 2018, the Company will begin presenting Mortgage production related income and Mortgage servicing related income as a single line item on the Consolidated Statements of Income titled Mortgage related income. Prior periods will conform with this updated presentation for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2018	2017	Amount	% [3]
ASSETS
Cash and due from banks	$5,791	$5,349	$442	8%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,679	1,538	141	9
Interest-bearing deposits in other banks	25	25	—	—
Trading assets and derivative instruments	5,506	5,093	413	8
Securities available for sale [1]	31,442	30,947	495	2
Loans held for sale ("LHFS")	1,468	2,290	(822)	(36)
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	71,137	66,356	4,781	7
Commercial real estate ("CRE")	7,265	5,317	1,948	37
Commercial construction	2,538	3,804	(1,266)	(33)
Residential mortgages - guaranteed	459	560	(101)	(18)
Residential mortgages - nonguaranteed	28,836	27,136	1,700	6
Residential home equity products	9,468	10,626	(1,158)	(11)
Residential construction	184	298	(114)	(38)
Consumer student - guaranteed	7,229	6,633	596	9
Consumer other direct	10,615	8,729	1,886	22
Consumer indirect	12,419	12,140	279	2
Consumer credit cards	1,689	1,582	107	7
Total LHFI	151,839	143,181	8,658	6
Allowance for loan and lease losses ("ALLL")	(1,615)	(1,735)	(120)	(7)
Net LHFI	150,224	141,446	8,778	6
Goodwill	6,331	6,331	—	—
Residential MSRs	1,983	1,710	273	16
Other assets [1]	11,094	11,233	(139)	(1)
Total assets [2]	$215,543	$205,962	$9,581	5%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$40,770	$42,784	($2,014)	(5)%
Interest-bearing consumer and commercial deposits:
NOW accounts	49,031	47,379	1,652	3
Money market accounts	49,868	51,088	(1,220)	(2)
Savings	6,520	6,468	52	1
Consumer time	6,583	5,839	744	13
Other time	8,772	6,237	2,535	41
Total consumer and commercial deposits	161,544	159,795	1,749	1
Brokered time deposits	1,045	985	60	6
Total deposits	162,589	160,780	1,809	1
Funds purchased	2,141	2,561	(420)	(16)
Securities sold under agreements to repurchase	1,774	1,503	271	18
Other short-term borrowings	4,857	717	4,140	NM
Long-term debt	15,072	9,785	5,287	54
Trading liabilities and derivative instruments	1,604	1,283	321	25
Other liabilities	3,226	4,179	(953)	(23)
Total liabilities	191,263	180,808	10,455	6
SHAREHOLDERS' EQUITY
Preferred stock, no par value	2,025	2,475	(450)	(18)
Common stock, $1.00 par value	553	550	3	1
Additional paid-in capital	9,022	9,000	22	—
Retained earnings	19,522	17,540	1,982	11
Treasury stock, at cost, and other	(5,422)	(3,591)	1,831	51
Accumulated other comprehensive loss, net of tax	(1,420)	(820)	600	73
Total shareholders' equity	24,280	25,154	(874)	(3)
Total liabilities and shareholders' equity	$215,543	$205,962	$9,581	5%

Common shares outstanding	446,888	470,931	(24,043)	(5)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	20	25	(5)	(20)
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	105,896	79,133	26,763	34
1 Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability.
2 Includes earning assets of $192,497 and $182,710 at December 31, 2018 and 2017, respectively.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31	September 30	(Decrease)/Increase		June 30	March 31	December 31
	2018	2018	Amount	%	2018	2018	2017
ASSETS
Cash and due from banks	$5,791	$6,206	($415)	(7)%	$5,858	$5,851	$5,349
Federal funds sold and securities borrowed or purchased under agreements to resell	1,679	1,374	305	22	1,365	1,428	1,538
Interest-bearing deposits in other banks	25	25	—	—	25	25	25
Trading assets and derivative instruments	5,506	5,676	(170)	(3)	5,050	5,112	5,093
Securities available for sale [1]	31,442	30,984	458	1	30,942	30,934	30,947
LHFS	1,468	1,961	(493)	(25)	2,283	2,377	2,290
LHFI:
C&I	71,137	68,203	2,934	4	67,343	66,321	66,356
CRE	7,265	6,618	647	10	6,302	5,352	5,317
Commercial construction	2,538	3,137	(599)	(19)	3,456	3,651	3,804
Residential mortgages - guaranteed	459	452	7	2	525	611	560
Residential mortgages - nonguaranteed	28,836	28,187	649	2	27,556	27,165	27,136
Residential home equity products	9,468	9,669	(201)	(2)	9,918	10,241	10,626
Residential construction	184	197	(13)	(7)	217	256	298
Consumer student - guaranteed	7,229	7,039	190	3	6,892	6,693	6,633
Consumer other direct	10,615	10,100	515	5	9,448	8,941	8,729
Consumer indirect	12,419	12,010	409	3	11,712	11,869	12,140
Consumer credit cards	1,689	1,603	86	5	1,566	1,518	1,582
Total LHFI	151,839	147,215	4,624	3	144,935	142,618	143,181
ALLL	(1,615)	(1,623)	(8)	—	(1,650)	(1,694)	(1,735)
Net LHFI	150,224	145,592	4,632	3	143,285	140,924	141,446
Goodwill	6,331	6,331	—	—	6,331	6,331	6,331
Residential MSRs	1,983	2,062	(79)	(4)	1,959	1,916	1,710
Other assets [1]	11,094	11,065	29	—	10,407	9,987	11,233
Total assets [2]	$215,543	$211,276	$4,267	2%	$207,505	$204,885	$205,962
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$40,770	$41,870	($1,100)	(3)%	$44,755	$43,494	$42,784
Interest-bearing consumer and commercial deposits:
NOW accounts	49,031	45,745	3,286	7	45,430	46,672	47,379
Money market accounts	49,868	49,960	(92)	—	49,176	50,627	51,088
Savings	6,520	6,591	(71)	(1)	6,757	6,849	6,468
Consumer time	6,583	6,499	84	1	6,316	6,205	5,839
Other time	8,772	8,667	105	1	7,976	7,510	6,237
Total consumer and commercial deposits	161,544	159,332	2,212	1	160,410	161,357	159,795
Brokered time deposits	1,045	1,046	(1)	—	1,038	1,022	985
Total deposits	162,589	160,378	2,211	1	161,448	162,379	160,780
Funds purchased	2,141	3,354	(1,213)	(36)	1,251	1,189	2,561
Securities sold under agreements to repurchase	1,774	1,730	44	3	1,567	1,677	1,503
Other short-term borrowings	4,857	2,856	2,001	70	2,470	706	717
Long-term debt	15,072	14,289	783	5	11,995	10,692	9,785
Trading liabilities and derivative instruments	1,604	1,863	(259)	(14)	1,958	1,737	1,283
Other liabilities	3,226	2,667	559	21	2,500	2,236	4,179
Total liabilities	191,263	187,137	4,126	2	183,189	180,616	180,808
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	2,025	2,025	—	—	2,025	2,025	2,475
Common stock, $1.00 par value	553	553	—	—	552	552	550
Additional paid-in capital	9,022	9,001	21	—	8,980	8,960	9,000
Retained earnings	19,522	19,111	411	2	18,616	18,107	17,540
Treasury stock, at cost, and other	(5,422)	(4,677)	745	16	(4,178)	(3,853)	(3,591)
Accumulated other comprehensive loss, net of tax	(1,420)	(1,874)	(454)	(24)	(1,679)	(1,522)	(820)
Total shareholders’ equity	24,280	24,139	141	1	24,316	24,269	25,154
Total liabilities and shareholders’ equity	$215,543	$211,276	$4,267	2%	$207,505	$204,885	$205,962

Common shares outstanding	446,888	458,626	(11,738)	(3)%	465,199	469,708	470,931
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	20	20	—	—	20	20	25
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	105,896	94,038	11,858	13	87,071	82,223	79,133
1 Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets on the Consolidated Balance Sheets. Prior periods have been revised to conform to the current presentation for comparability.
2 Includes earning assets of $192,497, $188,141, $185,304, $182,913, and $182,710 at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended						Increase/(Decrease) From
	December 31, 2018			September 30, 2018			Sequential Quarter		Prior Year Quarter
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$69,446	$695	3.97%	$67,632	$659	3.87%	$1,814	0.10	$2,208	0.58
Commercial real estate ("CRE")	7,030	77	4.33	6,418	68	4.19	612	0.14	1,821	0.76
Commercial construction	2,964	38	5.10	3,300	40	4.76	(336)	0.34	(983)	1.18
Residential mortgages - guaranteed	476	4	3.04	502	3	2.76	(26)	0.28	(70)	0.92
Residential mortgages - nonguaranteed	28,268	278	3.93	27,584	268	3.89	684	0.04	1,410	0.15
Residential home equity products	9,421	122	5.14	9,632	121	4.97	(211)	0.17	(1,110)	0.77
Residential construction	180	1	3.34	193	2	4.75	(13)	(1.41)	(123)	(0.81)
Consumer student - guaranteed	7,114	93	5.18	6,912	88	5.05	202	0.13	538	0.58
Consumer other direct	10,363	150	5.76	9,726	135	5.49	637	0.27	1,712	0.82
Consumer indirect	12,165	125	4.08	11,770	114	3.86	395	0.22	166	0.55
Consumer credit cards	1,625	48	11.78	1,573	46	11.71	52	0.07	121	1.38
Nonaccrual	656	4	2.32	753	5	2.70	(97)	(0.38)	(21)	(2.80)
Total LHFI	149,708	1,635	4.33	145,995	1,549	4.21	3,713	0.12	5,669	0.54
Securities available for sale: [2]
Taxable	31,197	216	2.77	30,927	207	2.68	270	0.09	888	0.23
Tax-exempt	612	5	2.99	625	5	2.99	(13)	—	23	0.02
Total securities available for sale	31,809	221	2.78	31,552	212	2.69	257	0.09	911	0.25
Federal funds sold and securities borrowed or purchased under agreements to resell	1,514	8	2.12	1,426	7	1.79	88	0.33	316	1.25
Loans held for sale ("LHFS")	2,037	34	6.60	2,022	22	4.40	15	2.20	(585)	2.07
Interest-bearing deposits in other banks	25	—	1.38	25	—	3.90	—	(2.52)	—	(0.24)
Interest earning trading assets	5,064	41	3.25	4,789	39	3.18	275	0.07	68	0.72
Other earning assets [2]	585	5	3.47	535	5	3.79	50	(0.32)	57	(0.05)
Total earning assets	190,742	1,944	4.04	186,344	1,834	3.90	4,398	0.14	6,436	0.51
Allowance for loan and lease losses ("ALLL")	(1,633)			(1,665)			(32)		(135)
Cash and due from banks	5,256			4,575			681		238
Other assets	18,953			18,192			761		2,159
Noninterest earning trading assets and derivative instruments	627			668			(41)		(231)
Unrealized (losses)/gains on securities available for sale, net	(1,011)			(719)			(292)		(1,022)
Total assets	$212,934			$207,395			$5,539		$7,715
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$47,400	$79	0.66%	$45,345	$65	0.57%	$2,055	0.09	$1,162	0.30
Money market accounts	49,863	87	0.69	49,926	73	0.58	(63)	0.11	(2,162)	0.36
Savings	6,538	—	0.02	6,658	—	0.02	(120)	—	51	—
Consumer time	6,546	19	1.15	6,413	17	1.03	133	0.12	761	0.33
Other time	8,892	39	1.73	8,357	33	1.55	535	0.18	2,802	0.54
Total interest-bearing consumer and commercial deposits	119,239	224	0.74	116,699	188	0.64	2,540	0.10	2,614	0.35
Brokered time deposits	1,044	4	1.54	1,041	4	1.54	3	—	73	0.22
Foreign deposits	15	—	2.44	172	1	1.94	(157)	0.50	15	2.44
Total interest-bearing deposits	120,298	228	0.75	117,912	193	0.65	2,386	0.10	2,702	0.35
Funds purchased	2,165	12	2.21	1,352	7	1.94	813	0.27	1,022	1.04
Securities sold under agreements to repurchase	1,861	10	2.07	1,638	8	1.85	223	0.22	378	0.93
Interest-bearing trading liabilities	1,421	12	3.27	1,233	10	3.33	188	(0.06)	452	0.54
Other short-term borrowings	2,701	12	1.82	2,259	9	1.57	442	0.25	1,886	1.60
Long-term debt	14,898	123	3.29	12,922	95	2.92	1,976	0.37	3,917	0.69
Total interest-bearing liabilities	143,344	397	1.10	137,316	322	0.93	6,028	0.17	10,357	0.49
Noninterest-bearing deposits	42,334			42,649			(315)		(1,786)
Other liabilities	2,693			2,465			228		(167)
Noninterest-bearing trading liabilities and derivative instruments	690			690			—		244
Shareholders’ equity	23,873			24,275			(402)		(933)
Total liabilities and shareholders’ equity	$212,934			$207,395			$5,539		$7,715
Interest Rate Spread			2.94%			2.97%		(0.03)		0.02
Net Interest Income		$1,547			$1,512
Net Interest Income-FTE [3]		$1,570			$1,534
Net Interest Margin [4]			3.22%			3.22%		—		0.13
Net Interest Margin-FTE [3,4]			3.27			3.27		—		0.10
1 Interest income includes loan fees of $45 million and $43 million for the three months ended December 31, 2018 and September 30, 2018, respectively.
2 Beginning January 1, 2018, the Company began presenting equity securities previously presented in securities available for sale as other earning assets. Prior periods have been revised to conform to the current presentation for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended December 31, 2018 and September 30, 2018 was attributed to C&I loans.
4 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	June 30, 2018			March 31, 2018			December 31, 2017
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$67,211	$633	3.78%	$66,269	$588	3.60%	$67,238	$575	3.39%
CRE	5,729	58	4.06	5,201	49	3.84	5,209	47	3.57
Commercial construction	3,559	40	4.58	3,749	40	4.27	3,947	39	3.92
Residential mortgages - guaranteed	588	5	3.33	637	5	3.12	546	3	2.12
Residential mortgages - nonguaranteed	27,022	258	3.81	26,863	254	3.79	26,858	254	3.78
Residential home equity products	9,918	119	4.81	10,243	116	4.60	10,531	116	4.37
Residential construction	216	3	5.26	261	3	4.47	303	3	4.15
Consumer student - guaranteed	6,763	83	4.92	6,655	78	4.76	6,576	76	4.60
Consumer other direct	9,169	120	5.26	8,804	110	5.08	8,651	108	4.94
Consumer indirect	11,733	108	3.68	12,001	108	3.63	11,999	107	3.53
Consumer credit cards	1,524	43	11.45	1,526	43	11.26	1,504	39	10.40
Nonaccrual	724	6	3.35	711	4	2.25	677	9	5.12
Total LHFI	144,156	1,476	4.11	142,920	1,398	3.97	144,039	1,376	3.79
Securities available for sale: [2]
Taxable	30,959	205	2.65	30,849	201	2.61	30,309	192	2.54
Tax-exempt	637	5	2.99	628	5	2.98	589	4	2.97
Total securities available for sale	31,596	210	2.66	31,477	206	2.62	30,898	196	2.53
Federal funds sold and securities borrowed or purchased under agreements to resell	1,471	6	1.58	1,334	4	1.18	1,198	2	0.87
LHFS	2,117	24	4.54	2,025	21	4.12	2,622	30	4.53
Interest-bearing deposits in other banks	25	—	2.32	25	—	1.85	25	—	1.62
Interest earning trading assets	4,677	38	3.23	4,564	34	3.05	4,996	32	2.53
Other earning assets [2]	524	5	3.97	529	5	3.50	528	4	3.52
Total earning assets	184,566	1,759	3.82	182,874	1,668	3.70	184,306	1,640	3.53
ALLL	(1,682)			(1,726)			(1,768)
Cash and due from banks	4,223			5,329			5,018
Other assets	17,573			17,256			16,794
Noninterest earning trading assets and derivative instruments	512			772			858
Unrealized (losses)/gains on securities available for sale, net	(644)			(373)			11
Total assets	$204,548			$204,132			$205,219
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$45,344	$52	0.46%	$46,590	$45	0.39%	$46,238	$42	0.36%
Money market accounts	49,845	60	0.49	50,543	48	0.39	52,025	43	0.33
Savings	6,805	1	0.03	6,587	—	0.02	6,487	—	0.02
Consumer time	6,280	15	0.95	6,085	13	0.87	5,785	12	0.82
Other time	7,643	27	1.41	7,026	22	1.25	6,090	18	1.19
Total interest-bearing consumer and commercial deposits	115,917	155	0.54	116,831	128	0.44	116,625	115	0.39
Brokered time deposits	1,029	4	1.46	1,006	3	1.35	971	4	1.32
Foreign deposits	139	—	1.90	51	—	1.42	—	—	—
Total interest-bearing deposits	117,085	159	0.55	117,888	131	0.45	117,596	119	0.40
Funds purchased	1,102	5	1.73	876	3	1.45	1,143	3	1.17
Securities sold under agreements to repurchase	1,656	7	1.71	1,595	5	1.39	1,483	4	1.14
Interest-bearing trading liabilities	1,314	10	3.12	1,110	8	2.84	969	7	2.73
Other short-term borrowings	1,807	7	1.54	2,084	6	1.11	815	1	0.22
Long-term debt	11,452	83	2.92	10,506	74	2.84	10,981	72	2.60
Total interest-bearing liabilities	134,416	271	0.81	134,059	227	0.69	132,987	206	0.61
Noninterest-bearing deposits	43,040			42,338			44,120
Other liabilities	2,309			2,499			2,860
Noninterest-bearing trading liabilities and derivative instruments	688			631			446
Shareholders’ equity	24,095			24,605			24,806
Total liabilities and shareholders’ equity	$204,548			$204,132			$205,219
Interest Rate Spread			3.01%			3.01%			2.92%
Net Interest Income		$1,488			$1,441			$1,434
Net Interest Income-FTE [3]		$1,510			$1,461			$1,472
Net Interest Margin [4]			3.23%			3.20%			3.09%
Net Interest Margin-FTE [3,4]			3.28			3.24			3.17

[1]	Interest income includes loan fees of $39 million, $39 million, and $42 million for the three months ended June 30, 2018, March 31, 2018, and December 31, 2017, respectively.

[2]
Beginning January 1, 2018, the Company began presenting equity securities previously presented in securities available for sale as other earning assets. Prior periods have been revised to conform to the current presentation for comparability.

[3]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended June 30, 2018, March 31, 2018, and December 31, 2017 was attributed to C&I loans.

[4]	Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Year Ended
	December 31, 2018			December 31, 2017			(Decrease)/Increase
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$67,648	$2,575	3.81%	$68,423	$2,286	3.34%	($775)	0.47
CRE	6,100	252	4.13	5,158	177	3.43	942	0.70
Commercial construction	3,391	158	4.65	4,011	148	3.70	(620)	0.95
Residential mortgages - guaranteed	550	17	3.08	539	16	2.92	11	0.16
Residential mortgages - nonguaranteed	27,439	1,058	3.86	26,392	1,003	3.80	1,047	0.06
Residential home equity products	9,801	478	4.87	10,969	470	4.28	(1,168)	0.59
Residential construction	212	10	4.49	346	15	4.26	(134)	0.23
Consumer student - guaranteed	6,862	342	4.98	6,464	286	4.42	398	0.56
Consumer other direct	9,521	515	5.41	8,239	406	4.93	1,282	0.48
Consumer indirect	11,917	454	3.81	11,492	401	3.49	425	0.32
Consumer credit cards	1,562	180	11.55	1,429	145	10.12	133	1.43
Nonaccrual	711	19	2.67	754	32	4.28	(43)	(1.61)
Total LHFI	145,714	6,058	4.16	144,216	5,385	3.73	1,498	0.43
Securities available for sale: [2]
Taxable	30,984	830	2.68	30,106	743	2.47	878	0.21
Tax-exempt	625	19	2.99	433	13	2.99	192	—
Total securities available for sale	31,609	849	2.69	30,539	756	2.47	1,070	0.22
Federal funds sold and securities borrowed or purchased under agreements to resell	1,437	25	1.68	1,215	9	0.69	222	0.99
LHFS	2,050	101	4.91	2,483	99	4.00	(433)	0.91
Interest-bearing deposits in other banks	25	—	2.36	25	—	1.20	—	1.16
Interest earning trading assets	4,775	152	3.18	5,152	120	2.33	(377)	0.85
Other earning assets [2]	544	20	3.68	582	18	3.12	(38)	0.56
Total earning assets	186,154	7,205	3.87	184,212	6,387	3.47	1,942	0.40
ALLL	(1,676)			(1,735)			(59)
Cash and due from banks	4,845			5,123			(278)
Other assets	17,999			16,376			1,623
Noninterest earning trading assets and derivative instruments	644			903			(259)
Unrealized (losses)/gains on securities available for sale, net	(689)			52			(741)
Total assets	$207,277			$204,931			$2,346
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$46,170	$241	0.52%	$45,009	$131	0.29%	$1,161	0.23
Money market accounts	50,042	268	0.54	53,592	157	0.29	(3,550)	0.25
Savings	6,647	1	0.02	6,519	1	0.02	128	—
Consumer time	6,332	64	1.00	5,626	42	0.75	706	0.25
Other time	7,986	120	1.50	5,148	57	1.10	2,838	0.40
Total interest-bearing consumer and commercial deposits	117,177	694	0.59	115,894	388	0.34	1,283	0.25
Brokered time deposits	1,031	15	1.47	941	12	1.29	90	0.18
Foreign deposits	94	2	1.88	421	4	0.86	(327)	1.02
Total interest-bearing deposits	118,302	711	0.60	117,256	404	0.34	1,046	0.26
Funds purchased	1,377	27	1.93	1,217	13	1.02	160	0.91
Securities sold under agreements to repurchase	1,688	31	1.77	1,558	15	0.92	130	0.85
Interest-bearing trading liabilities	1,270	40	3.16	968	26	2.70	302	0.46
Other short-term borrowings	2,214	34	1.53	1,591	8	0.50	623	1.03
Long-term debt	12,458	375	3.01	11,065	288	2.60	1,393	0.41
Total interest-bearing liabilities	137,309	1,218	0.89	133,655	754	0.56	3,654	0.33
Noninterest-bearing deposits	42,591			43,655			(1,064)
Other liabilities	2,492			2,936			(444)
Noninterest-bearing trading liabilities and derivative instruments	675			384			291
Shareholders’ equity	24,210			24,301			(91)
Total liabilities and shareholders’ equity	$207,277			$204,931			$2,346
Interest Rate Spread			2.98%			2.91%		0.07
Net Interest Income		$5,987			$5,633
Net Interest Income-FTE [3]		$6,075			$5,778
Net Interest Margin [4]			3.22%			3.06%		0.16
Net Interest Margin-FTE [3,4]			3.26			3.14		0.12
1 Interest income includes loan fees of $166 million and $177 million for the year ended December 31, 2018 and 2017, respectively.
2 Beginning January 1, 2018, the Company began presenting equity securities previously presented in securities available for sale as other earning assets. Prior periods have been revised to conform to the current presentation for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the year ended December 31, 2018 and 2017 was attributed to C&I loans.
4 Net interest margin is calculated by dividing Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended				Year Ended
	December 31		(Decrease)/Increase		December 31		Increase/(Decrease)
(Dollars in millions) (Unaudited)	2018	2017	Amount	% [4]	2018	2017	Amount	% [4]
CREDIT DATA
Allowance for credit losses, beginning of period	$1,695	$1,845	($150)	(8)%	$1,814	$1,776	$38	2%
(Benefit)/provision for unfunded commitments	(3)	6	(9)	NM	(10)	12	(22)	NM
Provision for loan losses:
Commercial	49	19	30	NM	86	108	(22)	(20)
Consumer	40	55	(15)	(27)	132	289	(157)	(54)
Total provision for loan losses	89	74	15	20	218	397	(179)	(45)
Charge-offs:
Commercial	(35)	(44)	(9)	(20)	(131)	(167)	(36)	(22)
Consumer	(88)	(90)	(2)	(2)	(322)	(324)	(2)	(1)
Total charge-offs	(123)	(134)	(11)	(8)	(453)	(491)	(38)	(8)
Recoveries:
Commercial	4	7	(3)	(43)	24	40	(16)	(40)
Consumer	22	20	2	10	91	84	7	8
Total recoveries	26	27	(1)	(4)	115	124	(9)	(7)
Net charge-offs	(97)	(107)	(10)	(9)	(338)	(367)	(29)	(8)
Other	—	(4)	(4)	(100)	—	(4)	(4)	(100)
Allowance for credit losses, end of period	$1,684	$1,814	($130)	(7)%	$1,684	$1,814	($130)	(7)%
Components:
Allowance for loan and lease losses ("ALLL")					$1,615	$1,735	($120)	(7)%
Unfunded commitments reserve					69	79	(10)	(13)
Allowance for credit losses					$1,684	$1,814	($130)	(7)%
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.15%	0.19%	(0.04)	(21)%	0.14%	0.16%	(0.02)	(13)%
Consumer	0.37	0.41	(0.04)	(10)	0.34	0.36	(0.02)	(6)
Total net charge-offs to total average LHFI	0.26	0.29	(0.03)	(10)	0.23	0.25	(0.02)	(8)
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial					$159	$240	($81)	(34)%
Consumer					367	434	(67)	(15)
Total nonaccrual/NPLs					526	674	(148)	(22)
Other real estate owned (“OREO”)					54	57	(3)	(5)
Other repossessed assets					9	10	(1)	(10)
Total nonperforming assets ("NPAs")					$589	$741	($152)	(21)%
Accruing restructured loans					$2,339	$2,468	($129)	(5)%
Nonaccruing restructured loans [1]					291	286	5	2
Accruing LHFI past due > 90 days (guaranteed)					1,603	1,374	229	17
Accruing LHFI past due > 90 days (non-guaranteed)					49	31	18	58
Accruing LHFS past due > 90 days					1	2	(1)	(50)
NPLs to period-end LHFI					0.35%	0.47%	(0.12)	(26)%
NPAs to period-end LHFI plus OREO and other repossessed assets					0.39	0.52	(0.13)	(25)
ALLL to period-end LHFI [2,3]					1.06	1.21	(0.15)	(12)
ALLL to NPLs [2,3]					3.10x	2.59x	0.51x	20

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA
	Three Months Ended				Three Months Ended
	December 31	September 30	(Decrease)/Increase		June 30	March 31	December 31
(Dollars in millions) (Unaudited)	2018	2018	Amount	% [4]	2018	2018	2017
CREDIT DATA
Allowance for credit losses, beginning of period	$1,695	$1,722	($27)	(2)%	$1,763	$1,814	$1,845
(Benefit)/provision for unfunded commitments	(3)	—	(3)	NM	3	(10)	6
Provision/(benefit) for loan losses:
Commercial	49	36	13	36	17	(16)	19
Consumer	40	25	15	60	12	54	55
Total provision for loan losses	89	61	28	46	29	38	74
Charge-offs:
Commercial	(35)	(51)	(16)	(31)	(21)	(23)	(44)
Consumer	(88)	(71)	17	24	(80)	(83)	(90)
Total charge-offs	(123)	(122)	1	1	(101)	(106)	(134)
Recoveries:
Commercial	4	9	(5)	(56)	4	6	7
Consumer	22	25	(3)	(12)	24	21	20
Total recoveries	26	34	(8)	(24)	28	27	27
Net charge-offs	(97)	(88)	9	10	(73)	(79)	(107)
Other	—	—	—	—	—	—	(4)
Allowance for credit losses, end of period	$1,684	$1,695	($11)	(1)%	$1,722	$1,763	$1,814
Components:
ALLL	$1,615	$1,623	($8)	—%	$1,650	$1,694	$1,735
Unfunded commitments reserve	69	72	(3)	(4)	72	69	79
Allowance for credit losses	$1,684	$1,695	($11)	(1)%	$1,722	$1,763	$1,814
Net charge-offs to average LHFI (annualized):
Commercial	0.15%	0.22%	(0.07)	(32)	0.09%	0.09%	0.19%
Consumer	0.37	0.27	0.10	37	0.34	0.37	0.41
Total net charge-offs to total average LHFI	0.26	0.24	0.02	8	0.20	0.22	0.29
Period Ended
Nonaccrual/NPLs:
Commercial	$159	$299	($140)	(47)%	$341	$262	$240
Consumer	367	396	(29)	(7)	414	450	434
Total nonaccrual/NPLs	526	695	(169)	(24)	755	712	674
OREO	54	52	2	4	53	59	57
Other repossessed assets	9	7	2	29	6	7	10
Total NPAs	$589	$754	($165)	(22)%	$814	$778	$741
Accruing restructured loans	$2,339	$2,327	$12	1%	$2,418	$2,476	$2,468
Nonaccruing restructured loans [1]	291	345	(54)	(16)	326	279	286
Accruing LHFI past due > 90 days (guaranteed)	1,603	1,440	163	11	1,201	1,312	1,374
Accruing LHFI past due > 90 days (non-guaranteed)	49	42	7	17	41	36	31
Accruing LHFS past due > 90 days	1	2	(1)	(50)	1	3	2
NPLs to period-end LHFI	0.35%	0.47%	(0.12)	(26)%	0.52%	0.50%	0.47%
NPAs to period-end LHFI plus OREO and other repossessed assets	0.39	0.51	(0.12)	(24)	0.56	0.55	0.52
ALLL to period-end LHFI [2,3]	1.06	1.10	(0.04)	(4)	1.14	1.19	1.21
ALLL to NPLs [2,3]	3.10x	2.35x	0.75x	32	2.20x	2.40x	2.59x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended December 31			Year Ended December 31
(Dollars in millions) (Unaudited)	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and Other	Total	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,628	$78	$1,706	$1,572	$85	$1,657
Amortization	—	(3)	(3)	—	(20)	(20)
Servicing rights originated	142	6	148	394	17	411
Fair value changes due to inputs and assumptions [1]	5	—	5	(22)	—	(22)
Other changes in fair value [2]	(58)	—	(58)	(226)	—	(226)
Servicing rights sold	(7)	—	(7)	(8)	—	(8)
Other [3]	—	—	—	—	(1)	(1)
Balance, December 31, 2017	$1,710	$81	$1,791	$1,710	$81	$1,791

Balance, beginning of period	$2,062	$78	$2,140	$1,710	$81	$1,791
Amortization	—	(5)	(5)	—	(18)	(18)
Servicing rights originated	87	6	93	336	16	352
Servicing rights purchased	—	—	—	89	—	89
Fair value changes due to inputs and assumptions [1]	(108)	—	(108)	90	—	90
Other changes in fair value [2]	(57)	—	(57)	(239)	—	(239)
Servicing rights sold	(1)	—	(1)	(3)	—	(3)
Balance, December 31, 2018	$1,983	$79	$2,062	$1,983	$79	$2,062
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar/Cohen acquisition.

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
(Shares in thousands) (Unaudited)	2018	2018	2018	2018	2017
COMMON SHARES OUTSTANDING ROLLFORWARD
Balance, beginning of period	458,626	465,199	469,708	470,931	476,001
Common shares issued	165	471	402	3,615	244
Repurchases of common stock	(11,903)	(7,044)	(4,911)	(4,838)	(5,314)
Balance, end of period	446,888	458,626	465,199	469,708	470,931

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended					Year Ended
	December 31	September 30	June 30	March 31	December 31	December 31
(Dollars in millions) (Unaudited)	2018	2018	2018	2018	2017	2018	2017
Net interest income	$1,547	$1,512	$1,488	$1,441	$1,434	$5,987	$5,633
Fully taxable-equivalent ("FTE") adjustment	23	22	22	20	38	88	145
Net interest income-FTE [2]	1,570	1,534	1,510	1,461	1,472	6,075	5,778
Noninterest income	818	782	829	796	833	3,226	3,354
Total revenue-FTE [2]	$2,388	$2,316	$2,339	$2,257	$2,305	$9,301	$9,132

Return on average common shareholders’ equity	11.54%	13.01%	12.73%	11.23%	12.54%	12.13%	9.72%
Impact of removing average intangible assets and related pre-tax amortization, other than residential MSRs and other servicing rights	4.59	5.05	5.01	4.37	4.70	4.76	3.67
Return on average tangible common shareholders' equity [3]	16.13%	18.06%	17.74%	15.60%	17.24%	16.89%	13.39%

Net interest margin	3.22%	3.22%	3.23%	3.20%	3.09%	3.22%	3.06%
Impact of FTE adjustment	0.05	0.05	0.05	0.04	0.08	0.04	0.08
Net interest margin-FTE [2]	3.27%	3.27%	3.28%	3.24%	3.17%	3.26%	3.14%

Noninterest expense	$1,482	$1,384	$1,390	$1,417	$1,520	$5,673	$5,764
Total revenue	2,365	2,294	2,317	2,237	2,267	9,213	8,987
Efficiency ratio [4]	62.66%	60.34%	59.98%	63.35%	67.03%	61.58%	64.14%
Impact of FTE adjustment	(0.60)	(0.58)	(0.57)	(0.58)	(1.09)	(0.59)	(1.02)
Efficiency ratio-FTE [2,4]	62.06	59.76	59.41	62.77	65.94	60.99	63.12
Impact of excluding amortization related to intangible assets and certain tax credits	(0.93)	(0.82)	(0.72)	(0.66)	(1.10)	(0.78)	(0.82)
Tangible efficiency ratio-FTE [2,5]	61.13	58.94	58.69	62.11	64.84	60.21	62.30
Impact of excluding legacy pension plan settlement charge as well as Form 8-K and other tax reform-related items	(2.50)	—	—	—	(4.99)	(0.65)	(1.26)
Adjusted tangible efficiency ratio-FTE [2,5,6]	58.63%	58.94%	58.69%	62.11%	59.85%	59.56%	61.04%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents Net interest income-FTE, Total revenue-FTE, Net interest margin-FTE, Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income-FTE plus Noninterest income.
3 The Company presents Return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE.
5 The Company presents Tangible efficiency ratio-FTE and Adjusted tangible efficiency ratio-FTE, which remove the amortization related to intangible assets and certain tax credits from the calculation of Efficiency ratio-FTE. The Company believes these measures are useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. These measures are utilized by management to assess the efficiency of the Company and its lines of business.
6 The Company presents Adjusted tangible efficiency ratio-FTE, which removes the $60 million pre-tax impact of the legacy National Commerce Financial Corporation ("NCF") pension plan settlement charge recognized in the fourth quarter of 2018, as well as Form 8-K and other tax reform-related items recognized in the fourth quarter of 2017 from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. Removing these items also allows investors to more easily compare the Company's tangible efficiency to other companies in the industry that may not have had similar items impacting their results. Additional detail on these items can be found in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018 and in its Form 8-K furnished with the SEC on January 19, 2018.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions, except per share data) (Unaudited)	2018	2018	2018	2018	2017
Total shareholders' equity	$24,280	$24,139	$24,316	$24,269	$25,154
Goodwill, net of deferred taxes of $161 million, $160 million, $159 million, $159 million, and $163 million, respectively	(6,170)	(6,171)	(6,172)	(6,172)	(6,168)
Other intangible assets (including residential MSRs and other servicing rights)	(2,063)	(2,140)	(2,036)	(1,996)	(1,791)
Residential MSRs and other servicing rights	2,049	2,126	2,022	1,981	1,776
Tangible equity [2]	18,096	17,954	18,130	18,082	18,971
Noncontrolling interest	(103)	(101)	(103)	(101)	(103)
Preferred stock	(2,025)	(2,025)	(2,025)	(2,025)	(2,475)
Tangible common equity [2]	$15,968	$15,828	$16,002	$15,956	$16,393

Total assets	$215,543	$211,276	$207,505	$204,885	$205,962
Goodwill	(6,331)	(6,331)	(6,331)	(6,331)	(6,331)
Other intangible assets (including residential MSRs and other servicing rights)	(2,062)	(2,140)	(2,036)	(1,996)	(1,791)
Residential MSRs and other servicing rights	2,049	2,126	2,022	1,981	1,776
Tangible assets	$209,199	$204,931	$201,160	$198,539	$199,616
Tangible equity to tangible assets [2]	8.65%	8.76%	9.01%	9.11%	9.50%
Tangible common equity to tangible assets [2]	7.63	7.72	7.96	8.04	8.21
Tangible book value per common share [3]	$35.73	$34.51	$34.40	$33.97	$34.82

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, and the ratio of Tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy and these measures are more consistent with regulatory capital definitions and calculations.
3 The Company presents Tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes Noncontrolling interest and Preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT
	Three Months Ended			Year Ended
	December 31			December 31
(Dollars in millions) (Unaudited)	2018	2017 [1]	% Change	2018	2017 [1]	% Change
Statements of Income:
Net interest income	$1,097	$1,000	10%	$4,235	$3,906	8%
FTE adjustment	—	—	—	—	—	—
Net interest income-FTE [2]	1,097	1,000	10	4,235	3,906	8
Provision for credit losses [3]	46	64	(28)	148	366	(60)
Net interest income-FTE - after provision for credit losses [2]	1,051	936	12	4,087	3,540	15
Noninterest income before net securities gains/(losses)	457	480	(5)	1,804	1,905	(5)
Net securities gains/(losses)	—	—	—	—	—	—
Total noninterest income	457	480	(5)	1,804	1,905	(5)
Noninterest expense before amortization	1,034	1,046	(1)	4,016	3,978	1
Amortization	—	—	—	1	4	(75)
Total noninterest expense	1,034	1,046	(1)	4,017	3,982	1
Income-FTE - before provision for income taxes [2]	474	370	28	1,874	1,463	28
Provision for income taxes	107	134	(20)	424	529	(20)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	367	236	56	1,450	934	55
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$367	$236	56%	$1,450	$934	55%

Total revenue	$1,554	$1,480	5%	$6,039	$5,811	4%
Total revenue-FTE [2]	1,554	1,480	5	6,039	5,811	4

Selected Average Balances:
Total LHFI	$76,991	$74,706	3%	$75,427	$73,578	3%
Goodwill	4,390	4,262	3	4,359	4,262	2
Other intangible assets excluding residential MSRs	2	4	(50)	3	7	(57)
Total assets	87,322	84,422	3	85,509	83,278	3
Consumer and commercial deposits	112,102	109,445	2	111,235	109,298	2

Performance Ratios:
Efficiency ratio	66.58%	70.66%		66.52%	68.51%
Impact of FTE adjustment	—	—		—	—
Efficiency ratio-FTE [2]	66.58	70.66		66.52	68.51
Impact of excluding amortization and associated funding cost of intangible assets	(1.16)	(1.12)		(1.13)	(1.11)
Tangible efficiency ratio-FTE [2,4]	65.42%	69.54%		65.39%	67.40%

[1]
During the second quarter of 2018, certain of the Company's business banking clients were transferred from the Wholesale business segment to the Consumer business segment. For all periods prior to the second quarter of 2018, the corresponding financial results have been transferred to the Consumer business segment for comparability purposes.

[2]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[4]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued
	Three Months Ended			Year Ended
	December 31			December 31
(Dollars in millions) (Unaudited)	2018	2017	% Change	2018	2017	% Change
Residential Mortgage Production Data:
Channel mix:
Retail	$1,454	$2,215	(34)%	$7,308	$9,637	(24)%
Correspondent	3,477	4,087	(15)	15,167	14,734	3
Total production	$4,931	$6,302	(22)%	$22,475	$24,371	(8)%
Channel mix - percent:
Retail	29%	35%		33%	40%
Correspondent	71	65		67	60
Total production	100%	100%		100%	100%
Purchase and refinance mix:
Refinance	$1,237	$2,344	(47)%	$5,540	$8,817	(37)%
Purchase	3,694	3,958	(7)	16,935	15,554	9
Total production	$4,931	$6,302	(22)%	$22,475	$24,371	(8)%
Purchase and refinance mix - percent:
Refinance	25%	37%		25%	36%
Purchase	75	63		75	64
Total production	100%	100%		100%	100%
Applications	$5,487	$7,082	(23)%	$28,402	$30,758	(8)%

Residential Mortgage Servicing Data (End of Period):
Total unpaid principal balance ("UPB") of residential mortgages serviced				$171,355	$165,488	4%
Total UPB of residential mortgages serviced for others				140,801	136,071	3
Net carrying value of residential MSRs				1,983	1,710	16
Ratio of net carrying value of residential MSRs to total UPB of residential mortgages serviced for others				1.408%	1.257%

Assets Under Administration (End of Period):
Trust and institutional managed assets				$42,192	$42,914	(2)%
Retail brokerage managed assets				16,408	15,950	3
Total managed assets				58,600	58,864	—
Non-managed assets				93,462	97,933	(5)
Total assets under advisement				$152,062	$156,797	(3)%

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended			Year Ended
	December 31			December 31
(Dollars in millions) (Unaudited)	2018	2017 [1,2]	% Change [6]	2018	2017 [1,2]	% Change
Statements of Income:
Net interest income	$570	$530	8%	$2,184	$2,029	8%
FTE adjustment	22	36	(39)	86	142	(39)
Net interest income-FTE [3]	592	566	5	2,270	2,171	5
Provision for credit losses [4]	41	11	NM	60	39	54
Net interest income-FTE - after provision for credit losses [3]	551	555	(1)	2,210	2,132	4
Noninterest income before net securities gains/(losses)	408	403	1	1,534	1,573	(2)
Net securities gains/(losses)	—	—	—	—	—	—
Total noninterest income	408	403	1	1,534	1,573	(2)
Noninterest expense before amortization	386	411	(6)	1,648	1,656	—
Amortization	22	25	(12)	72	71	1
Total noninterest expense	408	436	(6)	1,720	1,727	—
Income-FTE - before provision for income taxes [3]	551	522	6	2,024	1,978	2
Provision for income taxes	60	98	(39)	245	414	(41)
Tax credit adjustment	48	60	(20)	148	180	(18)
FTE adjustment	22	36	(39)	86	142	(39)
Net income including income attributable to noncontrolling interest	421	328	28	1,545	1,242	24
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$421	$328	28%	$1,545	$1,242	24%

Total revenue	$978	$933	5%	$3,718	$3,602	3%
Total revenue-FTE [3]	1,000	969	3	3,804	3,744	2

Selected Average Balances:
Total LHFI	$72,627	$68,432	6%	$70,200	$69,394	1%
Goodwill	1,941	2,074	(6)	1,972	2,075	(5)
Other intangible assets excluding residential MSRs	76	75	1	76	75	1
Total assets	87,926	82,377	7	84,413	83,091	2
Consumer and commercial deposits	49,667	51,277	(3)	48,675	50,155	(3)

Performance Ratios:
Efficiency ratio	41.62%	46.68%		46.26%	47.93%
Impact of FTE adjustment	(0.93)	(1.75)		(1.04)	(1.81)
Efficiency ratio-FTE [3]	40.69	44.93		45.22	46.12
Impact of excluding amortization and associated funding cost of intangible assets	(2.67)	(3.09)		(2.44)	(2.43)
Tangible efficiency ratio-FTE [3,5]	38.02%	41.84%		42.78%	43.69%

[1]
During the second quarter of 2018, certain of the Company's business banking clients were transferred from the Wholesale business segment to the Consumer business segment. For all periods prior to the second quarter of 2018, the corresponding financial results have been transferred to the Consumer business segment for comparability purposes.

[2]
During the fourth quarter of 2017, the Company sold Premium Assignment Corporation ("PAC"), its commercial lines insurance premium finance subsidiary, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC's financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[3]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[4]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[5]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[6]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries TOTAL CORPORATE OTHER (including Reconciling Items)
	Three Months Ended			Year Ended
	December 31			December 31
(Dollars in millions) (Unaudited)	2018	2017 [1]	% Change [5]	2018	2017 [1]	% Change [5]
Statements of Income:
Net interest income/(expense) [2]	($120)	($96)	(25)%	($432)	($302)	(43)%
FTE adjustment	1	2	(50)	2	3	(33)
Net interest income/(expense)-FTE [3]	(119)	(94)	(27)	(430)	(299)	(44)
Provision/(benefit) for credit losses [4]	—	4	(100)	—	4	(100)
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [3]	(119)	(98)	(21)	(430)	(303)	(42)
Noninterest income/(expense) before net securities gains/(losses)	(47)	59	NM	(113)	(16)	NM
Net securities gains/(losses)	—	(109)	100	1	(108)	NM
Total noninterest income/(expense)	(47)	(50)	6	(112)	(124)	10
Noninterest expense/(income) before amortization	40	38	5	(64)	55	NM
Amortization	—	—	—	—	—	—
Total noninterest expense/(income)	40	38	5	(64)	55	NM
Income/(loss)-FTE - before provision/(benefit) for income taxes [3]	(206)	(186)	(11)	(478)	(482)	1
Provision/(benefit) for income taxes	(31)	(306)	90	(121)	(411)	71
Tax credit adjustment	(48)	(60)	20	(148)	(180)	18
FTE adjustment	1	2	(50)	2	3	(33)
Net income/(loss) including income attributable to noncontrolling interest	(128)	178	NM	(211)	106	NM
Less: Net income attributable to noncontrolling interest	2	2	—	9	9	—
Net income/(loss)	($130)	$176	NM	($220)	$97	NM

Total revenue	($167)	($146)	(14)	($544)	($426)	(28)%
Total revenue-FTE [3]	(166)	(144)	(15)	(542)	(423)	(28)

Selected Average Balances:
Total LHFI	$90	$901	(90)%	$87	$1,244	(93)%
Securities available for sale	31,798	30,884	3	31,597	30,522	4
Goodwill	—	—	—	—	1	(100)
Other intangible assets excluding residential MSRs	—	—	—	—	—	—
Total assets	37,686	38,420	(2)	37,355	38,562	(3)
Consumer and commercial deposits	(196)	23	NM	(142)	96	NM

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)				4.6	4.5
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months				2.3%	2.4%
Instantaneous 100 basis point increase in rates over next 12 months				1.2%	1.4%
Instantaneous 50 basis point decrease in rates over next 12 months				(0.9)%	(1.0)%

[1]
During the fourth quarter of 2017, the Company sold Premium Assignment Corporation ("PAC"), its commercial lines insurance premium finance subsidiary, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC's financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[2]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual Net interest income.

[3]
Net interest income/(expense)-FTE, Income/(loss)-FTE, and Total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[4]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitments reserve balances.

[5]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED SEGMENT TOTALS
	Three Months Ended			Year Ended
	December 31			December 31
(Dollars in millions) (Unaudited)	2018	2017	% Change [2]	2018	2017	% Change [2]
Statements of Income:
Net interest income	$1,547	$1,434	8%	$5,987	$5,633	6%
FTE adjustment	23	38	(39)	88	145	(39)
Net interest income-FTE [1]	1,570	1,472	7	6,075	5,778	5
Provision for credit losses	87	79	10	208	409	(49)
Net interest income-FTE - after provision for credit losses [1]	1,483	1,393	6	5,867	5,369	9
Noninterest income before net securities gains/(losses)	818	942	(13)	3,225	3,462	(7)
Net securities gains/(losses)	—	(109)	100	1	(108)	NM
Total noninterest income	818	833	(2)	3,226	3,354	(4)
Noninterest expense before amortization	1,460	1,495	(2)	5,600	5,689	(2)
Amortization	22	25	(12)	73	75	(3)
Total noninterest expense	1,482	1,520	(3)	5,673	5,764	(2)
Income-FTE - before provision/(benefit) for income taxes [1]	819	706	16	3,420	2,959	16
Provision/(benefit) for income taxes	136	(74)	NM	548	532	3
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	23	38	(39)	88	145	(39)
Net income including income attributable to noncontrolling interest	660	742	(11)	2,784	2,282	22
Less: Net income attributable to noncontrolling interest	2	2	—	9	9	—
Net income	$658	$740	(11)%	$2,775	$2,273	22%

Total revenue	$2,365	$2,267	4%	$9,213	$8,987	3%
Total revenue-FTE [1]	2,388	2,305	4	9,301	9,132	2

Selected Average Balances:
Total LHFI	$149,708	$144,039	4%	$145,714	$144,216	1%
Goodwill	6,331	6,336	—	6,331	6,338	—
Other intangible assets excluding residential MSRs	78	79	(1)	79	82	(4)
Total assets	212,934	205,219	4	207,277	204,931	1
Consumer and commercial deposits	161,573	160,745	1	159,768	159,549	—

Performance Ratios:
Efficiency ratio	62.66%	67.03%		61.58%	64.14%
Impact of FTE adjustment	(0.60)	(1.09)		(0.59)	(1.02)
Efficiency ratio-FTE [1]	62.06	65.94		60.99	63.12
Impact of excluding amortization and associated funding cost of intangible assets	(0.93)	(1.10)		(0.78)	(0.82)
Tangible efficiency ratio-FTE [1]	61.13%	64.84%		60.21%	62.30%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.